Exhibit 10.1

381 E. Evelyn Avenue Mountain View CA 94041 Tel: 1.650.963.9884

July 26, 2021

William Billings
6830 NW 122nd Ave.
Parkland, Florida 33076

Dear Will,

On behalf of Coursera, Inc. (“the Company”), it is my pleasure to formalize our offer to you for the position of Chief Accounting Officer, VP, Accounting, reporting to Kenneth Hahn, SVP, Chief Financial Officer. Your primary workplace will be a non-Company site based in Parkland, FL. As such, you will be subject to the terms of the enclosed Company Remote Work Agreement, which is incorporated by reference herein and must be executed prior to beginning your work for the Company.

This is a full-time position. Your base salary will be $320,000 USD on an annual basis, less applicable withholdings and deductions, payable semi-monthly in accordance with the Company’s usual payroll procedures as presently exist or may exist in the future. Because the position you are being offered is exempt under the Fair Labor Standards Act (FLSA), you will not be eligible for overtime pay.

You will be eligible to participate in the Coursera Broad Based Compensation Incentive Plan (the “Plan”) pursuant to which you will also be eligible to earn annual cash incentive compensation, with a target percentage equal to 25% of your earnings, less applicable withholdings and deductions, payable in accordance with the Company’s incentive compensation payout procedures as presently exist or may exist in the future. In accordance with the terms and conditions of the Plan, the actual incentive compensation payout is determined by achievement of individual and company performance objectives and will be prorated in accordance with your start date.

Please understand that the Company reserves the right to alter or amend the Plan periodically as it deems appropriate. Please also understand that nothing in the Plan, or this letter, changes the at-will nature of your employment with Coursera.

Subject to approval by the Company’s Board of Directors (or a designated committee of the Company’s Board of Directors), you will be granted restricted stock units (“RSUs”) having a value equal to $3,000,000 USD.[1] The number of RSUs to be granted will be determined by dividing the dollar value of the RSU grant by the average closing price of the Company’s Common Stock during the month of your start date, rounded up to the nearest whole share. The RSUs will vest over a four-year period with twenty-five percent (25%) of the RSUs vesting on the Company’s first quarterly vesting date following the one-year anniversary of your start date and another six-and-a-quarter percent (6.25%) of the RSUs vesting on each quarterly anniversary thereafter, subject to your continued service on the applicable vesting dates. Upon vesting, the RSUs represent the right to receive shares of our Common Stock subject to applicable withholding taxes but without any obligation to pay an exercise price. The RSUs will be subject to the terms set forth in the Company’s 2021 Stock Incentive Plan and an award agreement approved by the Board.

We are pleased to offer you a signing bonus of $50,000 contingent upon an August 16, 2021 start date. This bonus will be paid in one lump sum in a separate check on the next regularly scheduled pay date after you start employment with the Company. The signing bonus is taxable, and all regular payroll taxes will be withheld. In the event that you leave the Company within 12 months of your employment start date, you will be responsible for reimbursing the Company for the entire signing bonus.

You will be eligible for reimbursement for reasonable out-of-pocket costs you incur which are associated with your job duties, subject to the approval of the Company and in accordance with its then applicable business expense guidelines and the Remote Work Agreement.

You will devote your best efforts to the performance of your job for the Company. While employed at the Company, you will not undertake any other activity that interferes with the performance of your job duties, except as otherwise approved by the Company in advance in writing, nor support (by way of investment or otherwise) any activity that may be competitive with the Company’s business or pose a conflict of interest with that business. You will follow the Company’s policies and procedures currently in place or developed over time (including but not limited to the Company’s policies prohibiting discrimination and sexual harassment) as made available to you from time to time.

As an employee of the Company, you will have access to certain sensitive, confidential and proprietary information relating to the Company’s business. In order to safeguard such information, you will be required as a condition of employment to sign the Company’s standard Proprietary Information and Inventions Assignment (PIIA) Agreement for employees in the U.S., a copy of which will be provided for your review and signature on your first day of employment.

You acknowledge that you have been instructed not to use, and you agree not to use for the benefit of the Company, any confidential information or trade secrets of any prior employer or third party. In particular, you acknowledge and agree that you have returned to any prior employers all tangible expressions of confidential information and trade secrets of or related to such prior employers. You represent and warrant that you can undertake your obligations to the Company and your duties as a Company employee without breaching any obligation you may have to any prior employer or third party.

Additionally, you will be required to provide the Company, within the first three days of your employment, with documentary evidence of your identity and eligibility for employment in the United States in order to satisfy the requirements of Employment Eligibility Verification (Form 1-9) as required by Federal law.

As a regular employee of the Company, you will be eligible to participate in Company-sponsored benefits that are generally available to all employees of the same classification in accordance with Company policies. The Company currently provides 5 days of paid sick leave in each year of employment, as well as unlimited paid time off (neither of which accrue, except as required by the law). You will be provided additional information about these and other benefits on your first day of work.

You are not being promised any particular term of employment and you should be aware that Coursera may rescind this offer letter and/or the Remote Work Agreement at its sole discretion. Once established, either you or Coursera may terminate the employment relationship at any time for any reason consistent with applicable laws. Likewise, Coursera may reassign you or change the terms and conditions of your employment at any time for any reason. The at-will nature of your employment is not subject to change or modification of any kind except if in writing and signed by you and the CEO of Coursera.

This offer of employment, including the Company’s Remote Work Agreement, contains the entire agreement between you and the Company with respect to any benefit conferred upon you, and all prior agreements, representations, or understandings between us, whether oral or written, are expressly superseded by this offer.

This offer will expire on July 30, 2021 and is contingent upon a successful employment verification of criminal, education, and employment background information and satisfactory reference checks. This offer can be rescinded based upon data received in the course of these verification efforts in compliance with applicable law.

Please confirm your acceptance of this offer and start date by returning a signed copy of this letter to the sender prior to the expiration date listed above. The entire Coursera team is looking forward to working with you!

/s/ Richard Jacquet

Richard Jacquet
Chief People Officer

Agreed to and accepted by:

/s/William Billings

Anticipated Start Date:
August 16, 2021

[1] This should represent a dollar value.